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                                                                     EXHIBIT 4.2


                           CERTIFICATE OF AMENDMENT OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                              COLLAGEN CORPORATION


        The undersigned hereby certifies that:

        1. He is the duly elected and acting President and Chief Executive Officer of Collagen Corporation, a Delaware corporation.

        2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on October 10, 1986.

        3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Certificate of Incorporation amends Article I of this corporation's Certificate of Incorporation to read in its entirety as follows:

               "The name of this corporation is Collagen Aesthetics, Inc."

        4. The foregoing Certificate of Amendment has been duly adopted by this corporation's Board of Directors and stockholders in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.

        Executed at Palo Alto, California, August 13, 1998.

                                    /s/  GARY PETERSMEYER
                                    --------------------------------------------
                                    Gary S. Petersmeyer,
                                    President and Chief Executive Officer